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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Cresswell                     Mark                             J.
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        (Last)                      (First)                        (Middle)

    14100 Southwest Freeway, Suite 500
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                                   (Street)

    Sugar Land                        TX                              77478
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              10/15/2001
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol  NEON Systems, Inc. (NESY)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    [X] Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                        Vice President/General Manageer
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

    [X] Form Filed by One Reporting Person
    ___ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
Stock Options
 (Right to Buy)(1)               (1)     10/15/2011  Common Stock       200,000         $3.56             D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Granted under the Issuer's 1999 Long Term Incentive Plan vesting is 25% at one year anniversary and quarterly vesting thereafter over twelve quarters.


                                  /s/ Mark J. Cresswell            1/16/2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.